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                                                                     EXHIBIT 5.1

                               [WSGR LETTERHEAD]

                                  May 25, 2000

Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060
and
The Selling Stockholder (as defined herein)

     Re:  Registration Statement on Form S-3 (Reg. No. 333-    )

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (Reg. No. 333-    )
filed by Plantronics, Inc. (the "Company") with the Securities and Exchange Commission on May 25, 2000 (such registration statement, as it may be amended from time to time, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the resale by Citicorp Venture Capital, Ltd. (the "Selling Stockholder") of 1,000,000 shares of the Company's Common Stock (plus up to an additional 150,000 shares subject to an over-allotment option to be granted by the Selling Stockholder to the underwriters) (all such shares to be resold the "Shares"). As counsel to the Company in connection with this transaction, we have examined the proceedings taken and/or proposed to be taken, as applicable, in connection with said sale and issuance of the Shares.

     It is our opinion that the Shares have been legally and validly issued by the Company, and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI,
                                   Professional Corporation




                                   /s/ Wilson Sonsini Goodrich & Rosati
                                   By: Henry P. Massey, Jr.